Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MULTI-FINELINE ELECTRONIX, INC.,

SUZHOU DONGSHAN PRECISION MANUFACTURING CO., LTD.,

and

DRAGON ELECTRONIX MERGER SUB INC.

Dated as of February 4, 2016

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 4th day of February, 2016, by and among Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China (“Parent”), and Dragon Electronix Merger Sub Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and (iv) resolved to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted, and the board of directors of Parent has unanimously adopted, in each case, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person that has made an Alternative Transaction Proposal that contains (i) terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) a customary standstill provision.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person (whether or not in writing) relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary representing twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, lease, contribution, sale or disposition, in a single transaction or a series of related transactions (including by means of merger, consolidation, share exchange, other business combination, partnership, joint venture, the disposition, issuance or acquisition of capital stock or other equity interest of the Company or any Company Subsidiary, or otherwise), of any business, assets or properties that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities, (iii) any tender offer or exchange offer or any other transaction in which any Person (or the stockholders of any Person) or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities or (iv) any combination of the foregoing, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“Applicable Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, regulation, rule, ordinance, constitution, treaty, order, injunction, or decree enacted, promulgated, issued or entered by any Governmental Entity.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Bulletin 7” means the Bulletin of the State Administration of Taxation on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises (Bulletin of the State Administration of Taxation No.7 of 2015) made effective as of February 3, 2015.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York, Hong Kong Special Administrative Region or the PRC

(as defined below) are permitted or obligated by Applicable Law to be closed for regular banking business.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a written notice received by Parent (or a Subsidiary of Parent) and the Company from CFIUS stating in effect that: (i) CFIUS has concluded that the transactions contemplated by this Agreement is not a “covered transaction” and not subject to review under Applicable Law; (ii) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent (or a Subsidiary of Parent) and the Company and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party hereto, any Governmental Entity or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Share” means one share of common stock, $0.0001 par value per share, of the Company.

“Company Benefit Plans” means each U.S. or non-U.S. employee benefit plan (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, bonus, commission or other incentive compensation, deferred compensation, stock bonus, stock purchase, phantom stock, restricted stock, restricted stock unit, performance stock unit, stock option or stock appreciation rights, or other equity-based, benefit, incentive compensation, change of control, retention or severance benefits, life, accident, travel or other insurance coverage, disability benefits, supplemental unemployment benefits, health, medical, dental or vision benefits, employee assistance programs, workers’ compensation, vacation, holiday, sick leave, personal leave, housing, tuition assistance, adoption assistance, fringe benefits, profit-sharing, employee stock ownership, pension, and post-retirement compensation, including defined benefit pension plans, and other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing)) for the benefit of any current or former officer, employee or director of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates, or with respect to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates currently has or could have any material liability.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Incentive Plan” means the Company’s 2004 Stock Incentive Plan, as amended and restated from time to time, the Company’s 2014 Equity Incentive Plan and any other plan pursuant to which outstanding RSUs, PSUs and Stock Appreciation Rights have been granted.

“Company Material Adverse Effect” means any event, occurrence, change, development or effect, individually or in the aggregate, that: (a) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, change, development or effect results from (i) general economic conditions (or changes therein) globally, in the U.S. or in the PRC, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting generally the industries in which the Company and the Company Subsidiaries operate, (iv) any change first arising after the date of this Agreement in U.S. GAAP or Applicable Law, (v) any change in customer or supplier relationships arising directly or indirectly from the announcement or pendency of this Agreement and the transactions contemplated hereby, (vi) changes in the market price or trading volume of the Common Shares on NASDAQ (it being understood, however, that the exception in this clause (vi) shall not apply to the underlying causes giving rise to or contributing to any such change or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (it being understood, however, that the exception in this clause (vii) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) natural disasters, (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement, (x) compliance by the Company with the terms and conditions of this Agreement, (xi) any action taken by the Company at the request or with the written consent of Parent or (xii) any claim, action, suit, arbitration, proceedings arising directly or indirectly from the announcement or pendency of this Agreement and the transactions contemplated hereby, except, in the case of clauses (i), (ii), (iii), (iv), (viii), and (ix), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate; or (b) would prevent the Company from consummating the Merger or the other transactions contemplated hereby.

“Company Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of October 25, 2005, among the Company, WBL Technology (Private) Limited (f/k/a Wearnes Technology (Private) Ltd), United WBL Technology Pte Ltd (f/k/a United Wearnes Technology Pte. Ltd) and WBL Corporation Limited.

“Company Real Property Leases” means the real property leases set forth in Section 5.13(a)(ii) of the Company Disclosure Letter pursuant to which the Company Leased Property subject to such leases is leased by the Company or any of the Company Subsidiaries.

“Compliant” means, with respect to any Required Information, that (i) such Required Information (other than projections, other forward-looking information and information of a general economic nature, which shall be prepared in good faith based upon assumptions that the Company believes to be reasonable at the time made and are, and continue to be, reasonable at the Closing) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances, (ii) the Company’s auditors have not withdrawn or qualified any audit opinion with respect to any financial statements contained in the Required Information, and (iii) any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation, association or formation, by-laws, limited liability company agreement and/or limited partnership agreement of such entity, or any similar organizational documents of such entity.

“Contract” means any agreement, contract, obligation, promise or undertaking, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any mortgage, hypothecation, claim, security interest, pledge, encumbrance, license, lien, charge, easement, covenant, encroachment, survey or title defect, option, right of first refusal, right of first offer, preemptive right, or other similar restriction.

“Environmental Law” means any Applicable Law relating to pollution or the protection of the environment, natural resources, or safety and health of human beings, in particular as such relates to exposure to Hazardous Substances, including such Applicable Laws with respect to the manufacture, distribution in commerce, transportation, storage, handling, generation, use, disposal, processing, treatment or Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a Person that, at the time of reference, is or was a member of a controlled group with the Company and/or the Company Subsidiaries within the meaning of Code Section 414(b), a trade or business that is or was under common control with the Company and/or the Company Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company and/or the Company Subsidiaries within the meaning of Code Section 414(m) or (o).

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Deposit” means a deposit of Ten Million Dollars ($10,000,000), payable by wire transfer of immediately available funds to Escrow Agent, which amount shall be held by Escrow Agent together with, and become a part of, the funds held in escrow by Escrow Agent as collateral and security for the payment of the Parent Termination Fee as provided in Section 8.17.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, stock exchange or other self-regulatory organization, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether federal, state, local, municipal, foreign, or supranational.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste or radioactive material, or other compound, element, material or substance in any form whatsoever (including products), regulated or restricted as hazardous or toxic under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” means, to the extent required under the HSR Act, the expiration or termination of the applicable waiting period(s) under the HSR Act.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice, accrued compensation and other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (h) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers’ acceptance or similar credit transaction.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, inventions disclosed therein and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), and all patent applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos, slogans and corporate names and all goodwill related thereto, and all registrations and applications therefor; (iii) copyrights, mask works and copyrights registrations and applications therefor; (iv) trade secrets, know-how, inventions, processes, databases, business and marketing plans, customer and supplier lists, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, executable code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers.

“Intervening Event” means a material event, material development or material change in circumstances unrelated to an Alternative Transaction Proposal that was not known, or the existence and the consequences or magnitude of which would not reasonably be expected to have been known, by the Company or the Company Board as of the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, and the knowledge that such individuals would reasonably be expected to obtain in the course of carrying out their duties to the Company.

“Knowledge of Parent” means the actual knowledge, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter and the knowledge that such individuals would reasonably be expected to obtain in the course of carrying out their duties to Parent.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“NASDAQ” means the NASDAQ Global Select Market.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Order” means any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Entity (whether temporary, preliminary or permanent) that is binding on any Person or its property under Applicable Law.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would be reasonably expected to (i) prevent or impair Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Parent Shareholder Approval” means the passing at a duly convened shareholders’ meeting of Parent of resolutions to approve this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

“Parent Termination Fee” means an amount equal to $27,450,000, plus the Extension Deposit, if the Extension Deposit has become payable pursuant to Section 10.1(b).

“Permits” means registrations, licenses, exemptions, permits, certifications, approvals, consents and other authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto), (ii) Encumbrances securing (A) Indebtedness that are reflected in the Company Reports or (B) Indebtedness that has otherwise been disclosed to Parent in writing and specifically designated therein as “Permitted Encumbrances”, (iii) inchoate mechanics’ and materialmen’s Encumbrances, (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the ordinary course of business of the Company or any Company Subsidiary consistent with past practice, (v) zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, in each case, which are not violated by the current use or occupancy of the applicable property, (vi) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, and (vii) any other Encumbrances (A) being contested in good faith in the ordinary course of business consistent with past practice, and (B) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) included in the Company Reports.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-Monopoly Bureau” means the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC.

“PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law made effective as of August 1, 2008.

“PRC Antitrust Clearance” means, to the extent required under the PRC Anti-Monopoly Law, (i) Parent obtaining a Notice of Review Decision or other document issued by the PRC Anti-Monopoly Bureau approving the Merger pursuant to PRC Anti-Monopoly Law or (ii) the relevant statutory periods for a decision by the PRC Anti-Monopoly Bureau prescribed by the PRC Anti-Monopoly Law, including any extensions thereof, having expired.

“PRC Securities Regulation” means (i) the Securities Law of the People’s Republic of China promulgated in 1998, as amended from time to time, and (ii) the rules, directions, guidelines, procedures, requirements, memoranda, notices issued by the China Securities Regulatory Commission and the Shenzhen Stock Exchange that are applicable to PRC listed companies or transactions involving PRC listed companies.

“PSU” means a restricted stock unit issued by the Company pursuant to a Company Incentive Plan that (i) as of the date of this Agreement, vests in whole or in part upon the achievement of one or more performance goals (notwithstanding the vesting of such restricted stock unit may also be conditioned upon the continued services of the holders) and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Share(s) after the vesting applicable to such restricted stock unit.

“Release” means any pumping, pouring, emptying, injecting, escaping, leaching, dumping, spilling, leaking, discharging, disposing or emitting into the environment.

“Representatives” means, with respect to any Person, any of such Person’s Subsidiaries and any of its and their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives and any of its and their Affiliates.

“Required Information” means (a) such information (other than financial information, which is covered by clause (b) below) required by the Commitment Letters or as may be reasonably determined by Parent to be necessary in order to consummate the Financing (including as required by the Commitment Letters), and (b) audited consolidated statements of operations, changes in business equity and cash flows and audited consolidated balance sheets, in each case, for the Company and accompanied by an opinion issued by an independent registered public accounting firm (including as to “negative assurance” comfort and “change period” comfort), that are required by the Commitment Letters and that are Compliant.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to a current or former employee or his spouse or dependents beyond the employee’s retirement or other termination of service (other than severance benefits, coverage mandated by Section 4980B of the Code, commonly referred to as “COBRA,” or benefits the cost of which is fully paid by the current or former employee or his or her dependents).

“RMB” means the lawful currency of the PRC.

“RSU” means a restricted stock unit issued by the Company pursuant to a Company Incentive Plan that (i) as of the date of this Agreement, vests solely upon the continued service of the holder over a specified period of time and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Share(s) after the vesting applicable to such restricted stock unit.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 7” means Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company.”

“SAFE Circular 37” means Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies.”

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stock Appreciation Rights” means a right granted by the Company pursuant to a Company Incentive Plan that (i) as of the date of this Agreement, vests upon the continued service of the holder over a specified period of time, or in whole or in part upon the achievement of one or more performance goals and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Shares, cash or a combination of Common Shares and cash after the vesting applicable to such right and exercise of such right.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means a bona fide, unsolicited written Alternative Transaction Proposal made after the date of this Agreement and not resulting from a breach of Section 8.4, having terms which the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would result in a transaction (i) that, if consummated, would be more favorable from a financial point of view to holders of Common Shares than (x) the Merger, taking into account all of the terms and conditions of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal (including all financial, regulatory and legal conditions to consummation and other aspects of such proposal), and (y) this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (ii) that is reasonably capable of being consummated on the terms proposed; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to a Taxing Authority.

“Taxes” means (i) any and all U.S. and non-U.S. federal, state, local, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority and whether or not requiring the filing of a Tax Return (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, customs duty, stamp, license, property, sales, use, capital gains, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a transferee or successor, or a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the imposition of such Tax.

“UEL” means United Engineers Limited, a company incorporated under the laws of Singapore.

“UEL Shareholder Approval” means the passing at a duly convened shareholders’ meeting of UEL of resolutions authorizing UEL to vote up to all of the shares beneficially owned by it in favor of approving this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

“U.S. GAAP” means United States generally accepted accounting principles.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) occurs under circumstances that objectively indicate that the breaching Party knew at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on its face. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Acquirer Related Parties	10.3(e)
Acquisition Agreement	8.4(a)
Adverse Recommendation Change	8.4(b)
Agreement	Preamble
Benefits Continuation Period	8.7(a)
Book-Entry Shares	4.1(b)(i)
Bulletin 7 Report	8.16
Burdensome Condition	8.5(a)
By-Laws	3.2
Certificate	4.1(b)(i)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	4.2(e)
Commitment Letters	6.6(a)
Commonly Controlled Entity	5.16(c)(iv)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	8.3
Company Contract	5.15(a)
Company Employee	8.7(a)
Company IP	5.18(a)
Company Leased Property	5.13(a)(ii)
Company Notice of Recommendation Change	8.4(c)
Company Owned Property	5.13(a)(i)
Company Real Property	5.13(a)(ii)
Company Related Parties	10.3(d)
Company Reports	5.7(b)
Company Stockholder Approval	5.4(a)
Company Stockholders’ Meeting	8.2(a)
Company Subsidiaries	5.2(a)
Company Termination Fee	10.3(b)
Confidentiality Agreement	8.1
Contributor	5.18(d)
D&O Insurance	8.8(b)
Delaware Courts	11.5(b)
DGCL	Recitals
Dissenting Shares	4.1(a)
Effective Time	2.3

Term	Section
Escrow Account	8.17
Escrow Agent	8.17
Escrow Funds	8.17
Excluded Shares	4.1(a)
Exon-Florio	5.5(a)
Financing	6.6(a)
Financing Sources	6.6(a)
Governmental Requirements	5.5(a)
HK Borrower	6.6(a)
Indemnified Parties	8.8(a)
Initial Escrow Deposit	8.17
Initial Termination Date	10.1(b)
Injunction	9.1(b)
International Benefit Plan	5.16(a)
Joint Notice	5.5(a)
Major Customer	5.20(a)
Major Supplier	5.20(a)
Maximum Annual Premium	8.8(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Fund	4.2(a)(i)
Merger Sub	Preamble
Mezz Financing Commitment Letter	6.6(a)
Mezz Financing	6.6(a)
Mezz Financing Source	6.6(a)
New Plans	8.7(b)
Nonqualified Deferred Compensation Plan	5.16(c)(viii)
Non-Recourse Party	11.12
Parent	Preamble
Parent Circular	8.20
Parent Shareholders Meeting	8.20
Paying Agent	4.2(a)(i)
Personal Property	5.13(c)
PRC Overseas Investment Approvals	6.3(a)
Preferred Shares	5.3(a)
Proxy Statement	8.2(a)
Recommendation Change Notice Period	8.4(c)
Regulatory Filings	8.5(c)(i)
SAFE Share Incentive Rules and Regulations	5.6(c)
SAR Consideration	4.3(c)
Sarbanes-Oxley Act	5.7(b)
Section 16	8.12
Supplemental Escrow Deposit	8.17
Support Agreement	8.20
Surviving Charter	3.1

Term	Section
Surviving Corporation	2.1
Term Loan Commitment Letter	6.6(a)
Term Loan Financing	6.6(a)
Term Loan Financing Source	6.6(a)
Termination Date	10.1(b)
Voting Company Debt	5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (New York time) on the tenth (10th) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article IX, on the Closing Date, the parties shall file the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in substantially the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended as provided therein or by Applicable Law.

Section 3.2 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to contain such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”).

Section 3.3 Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by the Company, Parent or Merger Sub or any direct or indirect wholly-owned Subsidiary of either the Company or Parent (“Excluded Shares”) and (ii) Common Shares with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article IV, $23.95 in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) Each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) or Common Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.2 Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Closing, Parent shall select a bank or trust company of international reputation reasonably acceptable to the Company as paying agent (the “Paying Agent”). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares), cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”).

(ii) The Merger Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation or, at Parent’s election, to Parent or a Subsidiary designated by Parent.

(iii) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Shares (as of immediately prior to the Effective Time) (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered or delivered, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration pursuant to this Article IV.

(v) In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following six (6) months after the Effective Time shall be delivered to or as directed by the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s claim for the Merger Consideration, without any interest thereon.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, provisional, or non-U.S. Applicable Law relating to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of a former holder of Common Shares, RSUs, PSUs or Stock Appreciation Rights, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares, RSUs, PSUs or Stock Appreciation Rights in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.2, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the Common Shares formerly represented thereby.

Section 4.3 Treatment of RSUs, PSUs and Stock Appreciation Rights.

(a) RSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or RSUs, each RSU (whether vested or unvested) shall be fully vested and shall be canceled, with the holder of each such RSU becoming entitled to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Common Shares subject to such RSU held by such holder immediately prior to the Effective Time.

(b) PSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or PSUs, each PSU (whether vested or unvested) shall be fully vested and shall be canceled, with the holder of each such PSU becoming entitled to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Common Shares subject to such PSU held by such holder immediately prior to the Effective Time determined by assuming that the applicable performance goals were achieved at 100% of the target level.

(c) Stock Appreciation Rights. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Stock Appreciation Rights, each Stock Appreciation Right (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Stock Appreciation Right by (y) the number of Common Shares subject to such Stock Appreciation Right (the “SAR Consideration”). From and after the Effective Time, there shall be outstanding no Stock Appreciation Rights and the former holders thereof shall be entitled only to the payment of the SAR Consideration, if any. Any Stock Appreciation Right with respect to which the SAR Consideration is $0.00 shall be cancelled for no consideration.

(d) Unless a later time for payment is expressly provided in this Section 4.3 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of RSUs, PSUs and Stock Appreciation Rights the cash payments described in this Section 4.3 promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time or, if applicable, such later time as be required under Section 409A of the Code.

(e) The Company Board (or appropriate committee thereof) shall pass resolutions and take all other such action as may be reasonably necessary to effectuate the treatment of RSUs, PSUs and Stock Appreciation Rights as contemplated by this Section 4.3 to the effect that (i) all awards issued under the Company Incentive Plan shall be settled as of the Effective Time as contemplated by this Agreement, (ii) neither any holder of any RSU, PSU or Stock Appreciation Right, nor any other participant in the Company Incentive Plan, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Incentive Plan, except as provided in this Section 4.3, and (iii) as of the Effective Time, each Company Incentive Plan shall be terminated.

Section 4.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall promptly notify Parent of any demands received by the Company for payment of the fair value of any Common Shares and shall provide Parent the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

Section 4.5 Adjustments to Prevent Dilution. In the event that, at any time during the period from the date of this Agreement to the Effective Time, the Company, notwithstanding Section 7.1(e), changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as disclosed in the Company Reports (including items incorporated by reference therein) filed with the SEC on or after November 14, 2014 but publicly available prior to the day hereof solely to the extent that the relevance of such disclosure is reasonably apparent on its face (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the applicable Company Reports solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Status. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent and Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company (collectively, the “Company Subsidiaries”), the state or jurisdiction of its organization and the capitalization of each such Company Subsidiary. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent and Merger Sub complete and correct copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned, directly or indirectly, by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of one hundred million (100,000,000) Common Shares and five million (5,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Shares”). At the close of business on February 1, 2016, (i) 24,609,141 Common Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) no Common Shares were held in treasury by the Company or owned by any Company Subsidiary and (iv) 3,181,052 Common Shares were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.3(a)(i) of the Company Disclosure Letter, and Section 5.3(a)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the outstanding RSUs, PSUs and Stock Appreciation Rights, including the holder to whom the applicable security was issued, date of grant, type of award, vesting schedule, number of Common Shares underlying such security, the expiration date of such award (if applicable) and, where applicable, exercise or reference price per Common Share. Except as set forth above, at the close of business on February 1, 2016, no Common Shares, other shares of capital stock or other equity interests of the Company were issued, reserved for issuance or outstanding. Since the close of business on February 1, 2016, the Company has not issued any Common Share or other equity interests of the Company, other than expressly permitted by Section 7.1. All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(a)(ii) of the Company Disclosure Letter, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. The registered capital of each of the Company Subsidiaries incorporated in PRC has been fully contributed, as certified by accountants qualified in the PRC, and any registered capital contributed in non-cash assets has been fully evaluated and verified by valuers qualified in the PRC. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(c) The Company has delivered to Parent true and complete copies of each Company Incentive Plan and form of agreement evidencing each RSU, PSU or Stock Appreciation Right, and has also delivered any other restricted stock unit, performance stock unit or stock appreciation right agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each RSU, PSU and Stock Appreciation Right (A) was granted in material compliance with all Applicable Laws and all of the terms and conditions of the Company Incentive Plans pursuant to which it was issued, (B) except as set forth in Section 5.3(c) of the Company Disclosure Letter, has a grant date identical to the date on which the Company Board or compensation committee actually awarded such RSU, PSU or Stock Appreciation Right, as applicable, (C) qualifies for the tax and accounting treatment afforded to such RSU, PSU or Stock Appreciation Right, as applicable, in the Company’s Tax Returns and the Company’s financial statements, respectively, and (D) does not trigger any liability for the holder thereof under Section 409A of the Code. Each Stock Appreciation Right has a strike or exercise price per Common Share equal to or greater than the fair market value of a Common Share at the close of business on the date of such grant.

(d) Section 5.3(d) of the Company Disclosure Letter sets forth a complete and correct summary, as of the date of this Agreement, of all Indebtedness of the Company and the Company Subsidiaries, including the identity of each lender, any obligor and/or any guarantor, the principal amount, accrued interest and any other obligations thereunder, and the maturity and current redemption price of each such instrument. No material default or event of default (or similar event) has occurred and is continuing with respect to any such instrument.

Section 5.4 Authority for Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company

Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopting this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their approval and (iv) recommending that the stockholders of the Company approve this Agreement, which resolutions have not, as of the date of this Agreement, been rescinded, modified or withdrawn in any way.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the applicable requirements of, the HSR Act and the PRC Anti-Monopoly Law, (ii) the applicable requirements of the Exchange Act, (iii) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170 (“Exon-Florio”) and the CFIUS Approval, (iv) the applicable requirements of NASDAQ, (v) the filing of the Certificate of Merger pursuant to the DGCL, (vi) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (vi), collectively, the “Governmental Requirements”) and (vii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as set forth in Section 5.5(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any

Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, approvals, authorizations and permits contemplated in clauses (i) through (vi) in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any Applicable Law to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.6 Compliance with Laws; Permits.

(a) Neither the Company nor any Company Subsidiary is or, since December 31, 2012, has been in violation of, and no written notice has been given of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any officer, director or agent (in their capacity as such) of the Company or any Company Subsidiary is or has been in violation of any Applicable Law relating to (i) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (ii) payments to government officials from corporate funds, (iii) any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar Applicable Laws of any applicable jurisdiction or (iv) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits. Neither the Company nor any Company Subsidiary has received any written notice, or otherwise been advised, of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (1) the Company and the Company Subsidiaries (i) have all Permits that are necessary for the ownership, leasing, construction and operation of each of their properties (including properties under construction) and other assets and the conduct of each of their respective businesses as now conducted and all such Permits are valid and in full force and effect, and (ii) are in compliance with all such Permits, and (2) all Permits are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit.

(c) (i) Except as set forth in Section 5.6(c) of the Company Disclosure Letter, each holder or beneficial owner of any Common Share, RSU, PSU or Stock Appreciation Right who has an employment or service relationship with any Company Subsidiary in the PRC (as set forth in SAFE Circular 7) and is subject to any of the registration or reporting requirements under SAFE Circular 7 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 7 (collectively and including any successor Applicable Law, the “SAFE Share Incentive Rules and Regulations”) has entrusted certain Company Subsidiary in the PRC to handle the registration, reporting and other requirements, and both the entrusted Company Subsidiary and such holder have complied in all material respects with such reporting, registration and/or other requirements under the SAFE Share Incentive Rules and Regulations with respect to the entitlement under the Company Incentive Plans; (ii) neither the Company nor any Company Subsidiary in the PRC has received any material written notice, inquiries, orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Share Incentive Rules and Regulations; and (iii) the Company and Company Subsidiaries have made all material written filings, registrations, reporting or any other communications required by SAFE Share Incentive Rules and Regulations. The directors and officers of the Company, and to the Knowledge of the Company, each employee of the Company or Company Subsidiaries that is a beneficial owner of the Common Shares and that is a PRC resident, has complied in all material respects with the registration and/or reporting requirements of SAFE Circular 37 with respect to the Common Shares.

Section 5.7 Company Financial Statements; SEC Reports.

(a) The consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, in each case that are not material in amount or effect. The consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such financial statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, in each case that are not material in amount or effect. Except as set forth in Section 5.7(a) of the Company Disclosure Letter, the books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and other applicable legal and accounting requirements. Since September 30, 2011, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by a change in or update to U.S. GAAP or Applicable Law.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Company and each Company Subsidiary has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it or furnished by it to the SEC since December 31, 2011 (the “Company Reports”). As of its respective date, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, each Company Report (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act or Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.7(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements contained in the Company Reports. No Company Subsidiary is subject to the reporting requirements under the Exchange Act. There are no outstanding or unresolved comments received from the SEC with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or investigation.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(d) Neither the Company nor any of the Company Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company Report.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

Section 5.8 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.9 Absence of Certain Changes. Except as contemplated hereunder, or set forth in Section 5.9 of the Company Disclosure Letter, since September 30, 2015 through and including the date of this Agreement, (a) there has been no event, occurrence, fact, condition, change, development or effect which, individually or in the aggregate, has had a Company Material Adverse Effect, (b) the Company and the Company Subsidiaries have (i) conducted their businesses in the ordinary course consistent with past practice and (ii) not taken any action which, if taken after the date of this Agreement, would require the consent of Parent under Section 7.1 and (c) neither the Company nor any of the Company Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance, that is material to the Company and its Subsidiaries, taken as a whole.

Section 5.10 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any direct or indirect liabilities or obligations (whether accrued, absolute, contingent or otherwise, whether known or unknown, and whether or not required by U.S. GAAP to be reflected on the Company’s consolidated balance sheets), except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) included in the Company’s financial statements, (b) incurred in the ordinary course of business consistent with past practice since September 30, 2015, (c) permitted by, or incurred pursuant to, the express terms of this Agreement and (d) which, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 5.11 Litigation. Except as set forth in Section 5.11 of the Comany Disclosure Letter, there (a) is no suit, action, proceeding, claim, hearing, audit, inquiry or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and (b) is no Order against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. This Section 5.11 does not relate to any employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

Section 5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Letter,

(a) Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authority all income Tax Returns and all other material U.S. and non-U.S. federal, state, provincial, territorial or local Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were true, complete and accurate in all material respects.

(b) Payment of Taxes. All Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable have been paid except for Taxes being contested in good faith and for which adequate reserves have been established on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP in the Company’s most recent financial statements (or notes thereto) contained in the Company Reports. Since June 30, 2015, neither the Company nor any of the Company Subsidiaries has incurred any liabilities for Taxes other than in the ordinary course of business consistent with past practice or in connection with the transactions specifically contemplated by this Agreement.

(c) Other Tax Matters.

(i) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries which has not been paid or otherwise resolved. Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state, province, territory or locality, nor has the Company nor any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending, or that the Company or any of the Company Subsidiaries was required to file any Tax Return that was not filed.

(ii) Neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency of any nation, state, province, territory or locality.

(iii) All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(d) None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local, provincial or non-U.S. law (other than the group of which the Company is the common parent), or (ii) has any liability for the Taxes of any Person (other than the

Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, provincial or non-U.S. law.

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(f) There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.

(g) None of the Company and the Company Subsidiaries is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement with any Taxing Authority.

(h) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries and other than any customary Tax indemnifications contained in credit agreements, real property lease agreements or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) All related party transactions involving the Company or any of the Company Subsidiaries have been conducted at arm’s length in material compliance with Applicable Law relating to Taxes, and the Company and each of the Company Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions, sufficient to avoid the imposition of penalties under Applicable Law relating to Taxes.

(j) In the past five years, no claim has been made in writing by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to Tax in that jurisdiction. Each of the Company and the Company Subsidiaries is and has at all times been resident for Tax purposes solely in its place of incorporation or formation.

(k) The Company has made available to Parent correct and complete copies of all federal income Tax Returns filed for Company and the Company Subsidiaries for 2012, 2013 and 2014.

Section 5.13 Title to Property.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a complete and correct list of:

(i) all real properties (including the underlying land use rights) (by name and location) owned by the Company or any Company Subsidiary (the “Company Owned Property”) as of the date of this Agreement; and

(ii) all leases, subleases and licenses for real properties and interests in real properties leased or operated by the Company or any Company Subsidiary as lessee (the “Company Leased Property”) as of the date of this Agreement. The Company Owned Property and the Company Leased Property are referred to herein collectively as the “Company Real Property.”

(b) The Company or the Company Subsidiaries have good and valid title to the Company Owned Property, free and clear of any Encumbrances, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and the Company Subsidiaries to conduct their business as and where currently conducted. With respect to each of the Company Owned Property, (i) neither the Company nor any Company Subsidiary currently lease all or any part of the Company Owned Property to third parties (nor has the Company or any of the Company Subsidiaries otherwise granted to any Person the right to use or occupy all or any part of the Company Owned Property), (ii) to the Knowledge of the Company, there is no pending or threatened appropriation, condemnation, eminent domain or like proceeding with respect to any of the Company Owned Property and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Property or any portion thereof or interest therein. With respect to each of the Company Real Property Leases, as of the date of this Agreement, (A) such Company Real Property Lease is valid and binding on the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, (B) none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to such Company Real Property Lease, is in breach, or violation of, or in default under, such Company Real Property Lease and (C) to the Knowledge of the Company, no event has occurred which would result in such a breach or violation of, or a default under, such Company Real Property Lease, in each case with respect to clauses (A), (B) and (C), except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company Real Property constitutes all of the material real property necessary for the conduct of the business of the Company and the Company Subsidiaries.

(c) The machinery, equipment, furniture, fixtures and other rights and tangible and intangible property and assets (other than the Company Real Property and Intellectual Property) (the “Personal Property”) owned, leased or used by the Company or any of the Company Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and each of the Company and the Company Subsidiaries, in respect of all Personal Property, (i) are in possession of, (ii) has good and valid title to, free and clear of all Encumbrances (other than Permitted Encumbrances), and (iii) owns, has valid leasehold interests in or valid contractual rights to use, all Personal Property of the Company and the Company Subsidiaries that are material to the Company or the relevant Company Subsidiary.

Section 5.14 Environmental Matters. Except as set forth in Section 5.14 of the Company Disclosure Letter,

(a) there has been no Release of any Hazardous Substance by the Company or any Company Subsidiary in violation of Environmental Law at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of the Company Subsidiaries that, to the Knowledge of the Company, requires corrective remedial action under Environmental Laws that would reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(b) neither the Company nor any of the Company Subsidiaries has during the five (5) years prior to the date of this Agreement, transported, produced, processed, manufactured, generated, used, treated, handled, stored, or disposed of any Hazardous Substances, except in compliance, in all material respects, with applicable Environmental Laws.

(c) neither the Company nor any of the Company Subsidiaries has received from a Governmental Entity during the past five (5) years any written notification, alleging that it is liable for any Release or threatened Release of Hazardous Substances at any location, except for such matters as have been fully resolved or as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(d) the Company and each Company Subsidiary are now and have been in compliance in all material respects with applicable Environmental Laws during the past five (5) years, which compliance includes having all Permits required under applicable Environmental Laws to conduct their respective businesses as now or then conducted, and the Company and the Company Subsidiaries are in compliance in all material respects with all such Permits.

(e) there is no suit, action, or proceeding pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is any investigation pending, in each case, asserting any liability under Environmental Laws against the Company or any of the Company Subsidiaries.

(f) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable Environmental Law or environmental Permit or (ii) subject any environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(g) the Company and the Company Subsidiaries have made available to Parent all environmental Permits required under applicable Environmental Laws for the current conduct their respective businesses, and material environmental reports in their possession, for all Company Real Property to the extent relating to the environmental condition of such properties.

(h) notwithstanding anything to contrary contained in this Agreement (including any representations and warranties in other Sections of this Agreement), the representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties of the Company relating to environmental matters, including with respect to Environmental Laws and Hazardous Materials.

Section 5.15 Contracts.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement, and the Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of each of the following contracts to which the Company or any Company Subsidiary is party or by which it or its business or assets is bound (but shall not include purchase orders received or issued by the Company or any of the Company Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i) any Contract would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that (A) limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area or line of business or with any Person, (B) grants the other party or any third Person “most favored nation” or similar status, or any type of special discount rights or (C) contains any right of exclusivity in favor of the other parties thereto;

(iii) settlement, non-prosecution or similar agreements involving payments in excess of $1,000,000 or involving future performance or restraints on action by the Company or any of the Company Subsidiaries;

(iv) any joint venture, partnership, strategic alliance or other similar Contract;

(v) any Contract that contains any right of first refusal, first notice or first negotiation with respect to the sale of any equity or material assets of the Company or any of the Company Subsidiaries;

(vi) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations or liabilities of the Company or any of the Company Subsidiaries;

(vii) any Contract that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000;

(viii) any Contract with any Governmental Entity;

(ix) any Contract evidencing or relating to Indebtedness (other than intercompany loans) in excess of $1,500,000;

(x) any Contract that (A) obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in excess of $1,000,000 in any Person other than loans to any Company Subsidiary and advances to employees in the ordinary course of business consistent with past practice or (B) obligates the Company or any Company Subsidiary to provide a guarantee that would reasonably be expected to result in payments in excess of $1,000,000 other than guarantees by the Company or any Company Subsidiary of another Company Subsidiary’s obligations;

(xi) any sales, distribution, servicing or similar Contract with a Major Customer that provides for the sale by the Company or the Company Subsidiaries of goods or services, and which provides for future payments to the Company or any Company Subsidiary in excess of $1,000,000 for any 12-month period;

(xii) any mortgage, pledge, security agreement, deed of trust or other Contract granting an Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(xiii) any lease of the Company Leased Property;

(xiv) any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, except for any such Contract that, if terminated, would not reasonably be expected to be materially adverse to the business of the Company or any Company Subsidiary;

(xv) any Contract the termination or breach of which, or the failure to obtain consent in respect of, would have a Company Material Adverse Effect; and

(xvi) any Contract that (A) otherwise does not fit within any of the descriptions set forth in the foregoing clauses (i) through (xiv) above, and (B) by its terms, calls for aggregate payment or receipt by the Company and Company Subsidiaries under such Contract of more than $1,500,000 over the remaining term of such Contract or more than $1,000,000 annually (other than intercompany payments).

Each of the Contracts of any of the types described in this Section 5.15(a) is referred to in this Agreement as a “Company Contract.”

(b) Each Company Contract is valid, binding on and enforceable in all material respects against the Company or such applicable Company Subsidiary thereto, and, to the Knowledge of the Company, each other party thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as would not have a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) no event has occurred which would result in a breach or violation by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party of, or a default by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party under, any Company Contract (in each case, with or without notice or lapse of time or both), and (iii) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 5.16 Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan other than a Company Benefit Plan that is maintained in any non-U.S. jurisdiction (together, the “International Benefit Plan”), prior to the date of this Agreement, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, (A) the three most recent actuarial valuation reports, (B) the three most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto, (C) all current summary plan descriptions and (D) all amendments and modifications to any such document. With respect to each International Benefit Plan, to the extent applicable, the Company has made available to Parent and Merger Sub complete and accurate copies of (y) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (z) any document issued by a Governmental Entity relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment. Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other Applicable Law, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan. All material employer or employee contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the most recent financial statements of the Company included in the Company Reports in accordance with U.S. GAAP. Neither the Company nor any of the Company Subsidiaries has communicated any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under the Code. Each Company Benefit Plan has been operated in accordance with Applicable Law, except where the failure to be so operated, individually or in the aggregate, has not had a Company Material Adverse Effect.

(c) Liability; Compliance.

(i) Neither the Company, nor any Company Subsidiary, has in the past six (6) years maintained, sponsored or been required to contribute to a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(ii) All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such plan, agreement or Applicable Law, except to the extent that failure to do so, individually or in the aggregate, has not resulted in, or would not reasonably be expected to result in, material liability to the Company or any of the Company Subsidiaries.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries.

(iv) Neither the Company, any Company Subsidiary nor any other Person that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

(v) The Company and the Company Subsidiaries do not maintain any Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and the Company Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

(vi) No Company Benefit Plan is or has ever been a Retiree Welfare Plan or an unfunded pension plan (within the meaning of Section 3(2) of ERISA). Neither the Company nor any of the Company Subsidiaries has any material liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or other Applicable Law.

(vii) Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has incurred any actual or potential, secondary, or contingent liability under Title IV of ERISA and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to such liability. Neither the Company nor any of its Subsidiaries or its ERISA Affiliates has at any time maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(viii) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”), if any, subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code.

(ix) Except as set forth in Section 5.16(c)(ix) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or together with any other event, shall (A) entitle any current or former officer, director, manager, employee or consultant of the Company or any of the Company Subsidiaries or any independent contractor to severance pay or any other payment, (B) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable pursuant to, any Company Benefit Plan, employment agreement or other arrangement, (C) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing, (D) result in any forgiveness of indebtedness to any current or former employee, officer, director or independent contractor of the Company or (E) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). None of the Company nor any Company Subsidiary have any obligation to indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 280G, 4999 or 409A of the Code or otherwise.

(x) Except as would not reasonably be expected to result in material liability to the Company and Company Subsidiaries, taken as a whole, no International Benefit Plan has unfunded liabilities that, as of the Effective Time, will not be offset via insurance or are fully accrued.

(xi) Except as set forth in Section 5.16(c)(xi) of the Company Disclosure Letter, each of the Company Subsidiaries incorporated under the laws of the PRC has duly paid, since January 1, 2013, the social insurance fees and housing provident fund for all of its employees in accordance with the Applicable Law of the PRC.

Section 5.17 Labor Matters. Except as set forth in Section 5.17 of the Company Disclosure Letter,

(a) neither the Company nor any of the Company Subsidiaries is, or intends to be, a party to or bound by any collective bargaining agreement.

(b) to the Knowledge of the Company, no labor union is currently engaged in organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries.

(c) as of the date of this Agreement there are, and, since January 1, 2013, there have been no strikes, slowdowns, pickets, work stoppages or other similar material labor activities pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of the Company Subsidiaries.

(d) except as set forth in Section 5.17(d) of the Company Disclosure Letter, as of the date of this Agreement there are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries.

(e) the Company and each of the Company Subsidiaries are, and, since January 1, 2013, have been, in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

(f) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has classified an individual as an “independent contractor” or of similar status who, according to a Company Benefit Plan or Applicable Law, should have been classified as an employee or of similar status.

(g) no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of the Company Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(h) neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(i) neither the Company, any of the Company Subsidiaries nor any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation relating to the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(j) neither the Company nor any of the Company Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(k) except as set forth in the jurisdictions of employment in Section 5.17(k) of the Company Disclosure Letter, the employment of each officer, employee and consultant of the Company and each of the Company Subsidiaries is terminable at will.

(l) to the Knowledge of the Company, no senior executive or other key employee of the Company or any Company Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

(m) except as set forth in Section 5.17(m) of the Company Disclosure Letter, as of the date of this Agreement, no senior executive or other key employee of the Company or any Company Subsidiary has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 5.18 Intellectual Property Rights.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a true and complete list of Intellectual Property owned by the Company or the Company Subsidiaries that is registered or subject to pending applications for registration. “Company IP” means Intellectual Property owned by the Company or the Company Subsidiaries that is necessary for the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole as now being conducted. The Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances and other than licenses of Intellectual Property by the Company to third parties, all Company IP, and such Intellectual Property rights shall survive unchanged immediately following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, all Company IP owned by the Company or any Company Subsidiary is valid and enforceable.

(b) To the Knowledge of the Company, no Company IP is infringed or misappropriated by any third party in any material respect. Neither the Company nor any Company Subsidiary is infringing or misappropriating any non-patent Intellectual

Property owned by any third party and, to the Knowledge of the Company, any patents owned by any third party. During the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice or claim asserting that any such infringement or misappropriation has or may have occurred or inviting the Company or any Company Subsidiary to take a license under any Intellectual Property owned by a third party.

(c) There is no pending or, to the Knowledge of the Company, threatened claim, notice or dispute regarding the enforceability, ownership of, or use by, the Company or any Company Subsidiary of any Company IP. None of the Company IP is subject to any outstanding Order affecting adversely the rights of the Company or any Company Subsidiary with respect to such Company IP.

(d) The Company and the Company Subsidiaries have taken reasonable steps, consistent with generally accepted industry standards and any Applicable Laws, to protect, maintain and enforce their respective rights in the Company IP, including taking steps reasonable under the circumstances to maintain the confidentiality of Company IP the value of which is contingent upon maintaining the confidentiality thereof. Each current and former officer, employee of the Company and any Company Subsidiary, as well as any consultant, independent contractor or service provider that has contributed to material Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries (any of the foregoing, a “Contributor”) has executed and delivered to the Company a confidentiality and invention assignment agreement substantially in the form provided in Section 5.18(d) of the Company Disclosure Letter. Except for disclosure pursuant to a confidentiality agreement, neither the Company nor any Company Subsidiary has authorized the disclosure of any proprietary information that the Company wishes to remain confidential, nor has any such proprietary information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.

(e) Except as set forth on Section 5.18(e) of the Company Disclosure Letter, there are no licenses or agreements relating to the Company IP other than (i) commercially available off-the-shelf software licensed pursuant to shrink-wrap, click-wrap or online licenses, (ii) licenses granted to customers of the Company or any Company Subsidiary in the ordinary course of business and (iii) invention assignment agreements entered into with officers, employees, consultants, independent contractors or service providers of the Company or a Company Subsidiary; and neither the Company nor any Company Subsidiary is obligated to pay any royalties or license fees to any third party in respect of its ownership, use, or license of any Intellectual Property relating to the Company’s or the Company Subsidiaries’ business as currently conducted, other than with respect to commercially available off-the-shelf software licensed pursuant to shrink-wrap, click-wrap or online licenses.

(f) The Company and each Company Subsidiary has implemented reasonable backup, security and disaster recovery technologies and procedures. To the Knowledge of the Company, during the past three (3) years, (i) no Person has gained unauthorized access to any of the Company’s or any Company Subsidiary’s information technology systems, (ii) there has been no unauthorized access to any customer, employee and other personally identifiable information held by the Company or any Company Subsidiary, and (iii) the information and data processed and/or stored by the Company or any Company Subsidiary in connection with the operation of its respective business has not been corrupted or compromised in any material respect.

Section 5.19 Insurance. Section 5.19 of the Company Disclosure Letter sets forth a complete and correct list of the currently effective insurance policies, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, maintained by the Company or any of the Company Subsidiaries covering the Company, the Company Subsidiaries or any of their respective employees, properties or assets. All insurance policies of the Company and the Company Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect. Neither the Company nor any Company Subsidiary is in material breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach of or default under, or permit termination or modification under, any such policy. As of the date of this Agreement, to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not entitle any insurer to terminate or modify the insurance policies or materially increase the premium. The annual premium currently paid by the Company for directors’ and officers’ liability insurance for its last full fiscal year and the coverage thereunder, is set forth in Section 5.19 of the Company Disclosure Letter. To the Knowledge of the Company, between the date of this Agreement and the Closing Date, the Company and the Company Subsidiaries will be able to renew its existing insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 5.20 Customers and Suppliers.

(a) Section 5.20(a) of the Company Disclosure Letter lists the five largest customers of the Company and the Company Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2015) (each, a “Major Customer”) and the five largest suppliers of the Company and the Company Subsidiaries (determined on the basis of aggregate purchases made by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2015) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received any written notice from any Major Customer or Major Supplier that it intends to terminate, not renew, or materially and adversely change the terms of

(whether related to payment, price or otherwise) its relationship with the Company or the Company Subsidiaries.

(b) None of the Company or any of its Subsidiaries has, or has had at any time since January 1, 2012, a direct contractual agreement with any agency of the U.S. Government and none of its or their products or technology are specifically designed for a U.S. Government customer.

Section 5.21 Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.22 Company Stockholder Approval. The Company Stockholder Approval will be the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement. No other vote of the holders of any class or series of capital stock of the Company is necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.23 Opinion of Financial Advisor. The Company Board has received an opinion from Jefferies LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares. A copy of the Company’s engagement letter with Jefferies LLC has been delivered to Parent.

Section 5.24 Related Party Transactions. Except as set forth in Section 5.24 of the Company Disclosure Letter, and except for compensation, benefits and advances received in the ordinary course of business consistent with past practice by employees, directors or consultants of the Company or any of the Company Subsidiaries, no current or former officer, director, employee or Affiliate of the Company or any of the Company Subsidiaries, or any relative of the foregoing or an entity of which any of the foregoing is an Affiliate: (a) is a party to or the beneficiary of any agreement, contract, commitment or transaction with the Company or any of the Company Subsidiaries (other than this Agreement); (b) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee or supplier of, or lender to or borrower from, the Company or any of the Company Subsidiaries; (c) owns, directly or indirectly, in whole or in part, or has any right to use any tangible or intangible property that is owned by the Company or any of the Company Subsidiaries or that is used in or related to the operation of their respective businesses; (d) receives any payment or other benefit from the Company or any of the Company Subsidiaries, has any cause of action or other claim whatsoever against, or owes or has advanced any material amount to, the Company or any of the

Company Subsidiaries; or (e) is a party to any material transaction or proposed transaction with the Company or any of the Company Subsidiaries.

Section 5.25 Brokers. No Person other than Jefferies LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

Section 5.27 Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) each of Parent and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its Representatives is relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement, and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by Parent or Merger Sub.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Status. Each of Parent, Merger Sub and HK Borrower (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub. No other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for Parent Shareholder Approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of the Company set forth in Article V, the execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the Governmental Requirements, (ii) the applicable requirements of the PRC Securities Regulations, (iii) the filings with and/or approvals of PRC Governmental Entities with respect to the transactions contemplated hereby, including (A) the filings with and/or approvals of NDRC and MOFCOM with respect to the consummation of the transactions contemplated hereby and (B) SAFE’s registration and/or approvals in connection with the transactions contemplated hereby, including registration and/or approvals for conversion of RMB funds into U.S. Dollar funds and transfer of U.S. Dollar funds to Merger Sub or the holders of shares of Common Shares or other interests pursuant to or in connection with this Agreement (collectively, the “PRC Overseas Investment Approvals”) and (iv) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company set forth in Article V, the execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any Applicable Law to which Parent or Merger Sub is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 6.5 Litigation. There (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and (b) is not any Order outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6 Financing.

(a) Parent has delivered to the Company complete and correct copies of (i) executed mezzanine financing commitment letter, dated as of the date of this Agreement (the “Mezz Financing Commitment Letter”), from BOC Asset Management Company Limited (the “Mezz Financing Source”), pursuant to which, and subject to the terms and conditions of which, the Mezz Financing Source have committed to contribute the amounts set forth therein to Hong Kong Dongshan Precision Union Opoelectronic Co., Limited, a subsidiary of Parent (the “HK Borrower”), for the purpose of funding the transactions contemplated by this Agreement (such mezzanine financing, the “Mezz Financing”), and (ii) executed term loan commitment letter, dated as of the date of this Agreement (the “Term Loan Commitment Letter” and, together with the Mezz Financing Commitment Letter, the “Commitment Letters”), from Bank of China, New York Branch (the “Term Loan Financing Source” and, together with the Mezz Financing Source, their respective Affiliates, officers, employees and representatives, and their respective successors and assigns, the “Financing Sources”), pursuant to which, and subject to the terms and conditions of which, the lender thereto have committed to lend the amounts set forth therein to Merger Sub, which amounts, together with the cash balances of Parent, HK Borrower and Merger Sub immediately prior to the Effective Time, will be sufficient to enable Parent (or a Subsidiary designated by Parent) and Merger Sub to make all payments required to be made in connection with the transactions contemplated by this Agreement (such committed term loan financing, the “Term Loan Financing” and, together with the Mezz Financing, the “Financing”).

(b) As of the date of this Agreement, (i) the Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified in any respect, and no provision thereof has been waived, and (ii) each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of HK Borrower or Merger Sub, as applicable, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered complete and correct copies to the Company on or prior to the date of this Agreement (with only fee amounts, pricing caps and certain economic terms (none of which would adversely affect the amount or availability of the Financing) redacted to the extent the foregoing would not relate to any amounts that may adversely affect the amount or availability of the Financing), and as of the date of this Agreement, there are no other agreements, side letters, or arrangements relating to the Commitment Letters that would affect the amount, availability or conditionality of the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of HK Borrower or Merger Sub, as applicable, under any term or condition of the Commitment Letters or, to the Knowledge of Parent, would (x) make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect, (y) result in any of the conditions in the Commitment Letters not being satisfied or (z) otherwise result in the Financing not being available. As of the date of this Agreement, no Financing Source has notified Parent of its intention to terminate any of the Commitment Letters or not to provide the Financing. Assuming satisfaction of the conditions in Section 9.1 and Section 9.3, as of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Commitment Letters or that the full amounts committed pursuant to the Commitment Letters will not be available as of the Closing if the conditions of closing to be satisfied by it contained in the Commitment Letters are satisfied. Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement.

Section 6.7 No Financing Contingency. Parent and Merger Sub acknowledge and agree that their obligations under this Agreement, including but not limited to the obligation to pay the Merger Consideration, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of Parent, Merger Sub, HK Borrower, or any other Person to obtain financing in connection with the transactions contemplated by this Agreement.

Section 6.8 Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common

Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.

Section 6.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein and in the Term Loan Commitment Letter. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, $0.01 par value per share, of which 100 shares are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, solely owned by a Subsidiary of Parent.

Section 6.10 Brokers. No Person other than Citigroup Global Markets Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided by or on behalf of Parent or any of its Subsidiaries.

Section 6.12 Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (c) any estimates, projections, predictions provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be representations or warranties unless any such estimates, projections, or predictions are otherwise expressly represented and warranted in this Agreement.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or except as listed on Section 7.1 of the Company Disclosure Letter, otherwise expressly permitted by or expressly provided for in this Agreement or as may be required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use reasonable best efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with its material customers, suppliers, vendors, licensors and licensees. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, otherwise expressly permitted by or expressly provided for in this Agreement or as may be required by Applicable Law, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (and provided that Parent shall be deemed to have consented to any written request to take any action prohibited under subsections (i), (k) or (m) (in respect of any Company Contract with customers and suppliers) below if Parent does not respond to such request within five (5) Business Days), the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its Constituent Documents;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any of its capital stock or other equity interests, except for any dividend or distribution by a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary;

(c) merge or consolidate with any other Person or acquire any assets in an amount in excess of $1,000,000 in the aggregate from or any equity or debt securities or other equity interests in any other Person; provided, however, that the foregoing restriction shall not apply to any expenditures permitted under Section 7.1(n) or any trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice;

(d) sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing written contracts or commitments delivered or made available to Parent prior to the date of this Agreement or (iii) in an amount not in excess of $1,000,000 in the aggregate;

(e) (i) issue, sell, grant, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares (A) upon the exercise of Stock Appreciation Rights outstanding on the date of this Agreement or (B) upon the settlement of RSUs or PSUs outstanding on the date of this Agreement), (ii) accelerate the vesting of any RSUs, PSUs or Stock Appreciation Rights (other than as required pursuant to preexisting contractual commitments delivered or made available to Parent prior to the date of this Agreement), (iii) split, combine, adjust or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or (iv) purchase or redeem any shares of capital stock of the Company or any Company Subsidiary or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(f) incur or assume any Indebtedness, increase any existing lines of credit or other credit facilities or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) debt incurred in the ordinary course of business, consistent with past practice, under letters of credit, lines of credit or other credit facilities or arrangements as in effect on the date of this Agreement, in an amount not in excess of $10,000,000 in the aggregate and (ii) any Indebtedness, loan, advance, capital contribution or investment solely by and among the Company and its wholly-owned Subsidiaries;

(g) guarantee any Indebtedness of any Person other than the Indebtedness of any of its wholly-owned Subsidiaries incurred in compliance with this Agreement;

(h) (i) increase in any material manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, or employees of the Company or any Company Subsidiaries, (ii) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or any Company Subsidiaries, other than, in the case of either of (i) or (ii), (A) as required pursuant to applicable Law or the terms of Company Benefit Plan or International Benefit Plan or other employee benefit plans or arrangements in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees made as a result of promotions and/or in the ordinary course of business, provided that the combined amount of increases for all employees does not exceed 5% of all employees’ current base salaries in the aggregate (for the avoidance of doubt, for purpose of this provision, the employees’ current base salaries in the aggregate shall not include the base salaries of contract employees), (iii) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (iv) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (v) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than employee terminations for cause);

(i) hire or terminate the employment of any executive officer of the Company or any Company Subsidiary or any other employee of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice and provided that (i) in the case of hiring an employee, such employee’s annual base salary does not exceed $150,000 or whose total annual compensation is not in excess of $250,000 and (ii) in the case of terminating an employee, such employee’s annual base salary does not exceed $250,000 or whose total annual compensation is not in excess of $350,000 (other than any termination as a result of “cause”, or any hires made to fill positions);

(j) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP;

(k) pay, discharge, settle, agree to settle or satisfy (i) any litigation (other than any litigation in connection with this Agreement or the transactions contemplated hereby), arbitration, proceeding, claim, liability or obligation, other than any payment, settlement, discharge or satisfaction in an amount not in excess of $250,000 individually or $1,500,000 in the aggregate, (ii) any litigation in connection with this Agreement or the transactions contemplated hereby or (iii) any litigation, arbitration, proceeding or claim that would impose any material, non-monetary obligation on the Company or any Company Subsidiary that would continue after the Effective Time;

(l) terminate, cancel, modify or amend any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

(m) (i) enter into any Contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement other than Company Contracts with (A) customers or suppliers or (B) insurance coverage, in either event entered into in the ordinary course of business consistent with past practice or (ii) amend on terms materially adverse to the Company, cancel or terminate any Company Contract or any Contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice;

(n) make or authorize any new capital expenditures other than capital expenditures set forth in the 2016 budget materials disclosed in Section 7.1(n) of the Company Disclosure Letter;

(o) establish or otherwise engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

(p) (i) make, change or revoke any material Tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of material Taxes, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit, assessment or dispute, or surrender any right to claim a refund of a material amount of Taxes, in each case, without the prior written consent of Parent; or (ii) file any Tax Return without (A) providing Parent with a draft form of such Tax Return at least fifteen (15) Business Days before filing; and (B) reflecting any comments reasonably requested by Parent on such Tax Return;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(r) grant, amend, waive, modify, sell, assign, transfer, license, let lapse or expire, abandon, cancel or otherwise dispose of any Company IP owned by the Company or any Company Subsidiary that is material to the conduct of the business of the Company or any Company Subsidiary, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(s) divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of the Company Subsidiaries (including accepting any mitigation proposal by CFIUS as a condition to granting the CFIUS Approval); or

(t) commit to do any of the foregoing.

Section 7.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as required by Applicable Law, they shall not, without the prior written consent of the Company, take or cause to be taken any action which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law relating to the exchange of information, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its Representatives reasonably access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its books, records, properties, contracts, commitments, premises, Representatives and the Company shall, and shall cause its Representatives to, make available to Parent all financial, operating and other data and information as Parent may reasonably request; provided that (i) the Company and the Company Subsidiaries shall not be obligated to provide access to (A) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client or other privilege with respect to such information (provided that the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), (B) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use reasonable efforts to obtain any required consent or waiver of such counterparty to allow such access or disclose such information, and failing the receipt of such consent or waiver, to make appropriate substitute disclosure and/or access arrangements), or (C) any information that, in the reasonable judgment of the Company, would violate any Applicable Law or any request or requirement of any Governmental Entity, or may cause significant harm to the Company or its Subsidiaries if the Merger were not consummated, (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement, (iii) the Company and the Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representative to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company Real Property, and (iv) in any event, the parties hereto will make appropriate substitute disclosure arrangements to the extent any information cannot be circulated to Parent in accordance with this Section 8.1. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.1 for any competitive or other purpose unrelated to the consummation of the Merger. Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof. Except as otherwise expressly permitted or contemplated by this Agreement, each party shall continue to abide by the terms of the Mutual Nondisclosure Agreement between Parent and the Company, dated June 25, 2015 (the “Confidentiality Agreement”).

Section 8.2 Proxy Statement.

(a) The Company shall use reasonable best efforts to deliver to Parent a reasonably complete initial draft of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) within twenty-five (25) Business Days after the date of this Agreement, and as soon as reasonably practicable following the date of this Agreement, and in any event within thirty-five (35) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement to be sent to the holders of Common Shares relating to the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement, approval of the Merger and approval of any other matters to affect the transactions contemplated hereby as determined by the Parties. Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent, Merger Sub and their Affiliates as the Company may reasonably request in connection with the preparation of the Proxy

Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and, in each case of clauses (i) and (ii), the Company shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and any response to any comments of the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent and, in each case, the Company shall consider in good faith all comments reasonably proposed by Parent. The Company shall not file or mail any document relating to the Company Stockholders’ Meeting or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 8.3 Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law (and regardless of whether there has occurred an Adverse Recommendation Change), as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval; provided that, the Company may adjourn or postpone the Company Stockholders’ Meeting as necessary so that such meeting is convened promptly after the date on which a vote at the shareholders’ meeting of UEL has been taken in order to obtain the UEL Shareholder

Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholders’ Meeting as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement and (ii) subject to Section 8.4, solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they vote their shares in favor of the Merger (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 8.4. The Company agrees that its obligation to hold the Company Stockholders’ Meeting pursuant to this Section 8.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by the making of any Adverse Recommendation Change by the Company Board, and nothing contained herein shall be deemed to relieve the Company of such obligation. Without limiting the foregoing, if the Company Board shall have effected an Adverse Recommendation Change, then the Company Board shall submit this Agreement to the Company’s stockholders without a recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Applicable Law. The Company shall not adjourn, postpone or recess the Company Stockholders’ Meeting without the prior written consent of Parent and shall adjourn, postpone or recess such meeting as directed by Parent in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on or after the Initial Termination Date). In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Alternative Transaction Proposal other than the Merger.

Section 8.4 Acquisition Proposals.

(a) Except as otherwise expressly contemplated by this Section 8.4, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any Alternative Transaction Proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in an Alternative Transaction Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any non-public information with respect to, or cooperate in any way with any Person (whether or not a Person making an Alternative Transaction Proposal) with respect to any Alternative Transaction Proposal or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, (iii) approve or recommend any Alternative Transaction Proposal, (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal (an “Acquisition Agreement”) or (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any Person conducted heretofore with respect to any Alternative Transaction Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, if in response to an unsolicited bona fide written Alternative Transaction Proposal, which did not result from any breach of this Section 8.4, the Company Board or any committee thereof determines in good faith (after consultation with its outside legal and financial advisors) that such Alternative Transaction Proposal is, or is reasonably likely to result in, a Superior Proposal, then the Company may, subject to compliance with Section 8.4(e), prior to (but not after) the receipt of the Company Stockholder Approval: (x) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that a copy of all such information not previously provided to Parent (or its Representatives) (together with a copy of the Alternative Transaction Proposal) is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding the terms of such Alternative Transaction Proposal; provided, that the Company shall within 24 hours provide Parent with a written summary of the discussions and negotiations with respect to the Alternative Transaction Proposal. The Company agrees that neither it nor any of the Company Subsidiaries shall terminate, waive, amend, modify or fail to enforce any existing standstill or confidentiality obligations (if any) owed by any Person to the Company or the Company Subsidiaries, in each case, except to the extent necessary to permit the Company to take an action it is otherwise permitted to take under this Section 8.4(a)(x) or (y) in full compliance with such provision; provided, that the Company (on behalf of itself and the Company Subsidiaries) hereby waives any such standstill obligation to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential unsolicited bona fide written Alternative Transaction Proposal to the Company Board. For purposes of clarification, the taking of any of the actions contemplated by clause (x) or (y) of this Section 8.4(a) shall be deemed not to be an Adverse Recommendation Change.

(b) The Company Board shall not, and shall cause each of its committees not to, directly or indirectly, (i) (A) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Board Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to this Agreement or the Merger and the other transactions contemplated by this Agreement, (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve, or declare advisable, any Alternative Transaction Proposal, (C)

recommend, adopt, approve, or declare advisable, or propose to recommend, adopt, approve or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (E) subject to Section 8.4(f), fail to recommend against any Alternative Transaction Proposal within ten (10) Business Days after the commencement of such Alternative Transaction Proposal, (F) fail to include the Company Board Recommendation in the Proxy Statement or reaffirm such Company Board Recommendation at the request of Parent within five (5) Business Days or (ii) resolve or agree to do any of the foregoing (each being referred to as an “Adverse Recommendation Change”).

(c) Notwithstanding the foregoing provisions, the Company Board may, prior to (but not after) receipt of the Company Stockholder Approval, make an Adverse Recommendation Change if (i) in response to an unsolicited bona fide written Alternative Transaction Proposal, the Company Board determines (after consultation with its outside legal and financial advisors) that such unsolicited bona fide written Alternative Transaction Proposal constitutes a Superior Proposal or (ii) an Intervening Event has occurred, and in either case, following consultation with outside legal counsel, the Company Board determines that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the fifth (5th) Business Day (the “Recommendation Change Notice Period”) following Parent’s receipt of written notice (a “Company Notice of Recommendation Change”) from the Company advising Parent that the Company Board intends to take such action, which notice shall (A) if made in connection with a Superior Proposal, include the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the party making such Superior Proposal, and, if applicable, a copy of all of the relevant proposed transaction agreements and any other documents provided by, or correspondence with, the party making such Superior Proposal, including the then-current form of the definitive agreements with respect to such Superior Proposal and any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof) (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Company Notice of Recommendation Change and trigger a new Recommendation Change Notice Period) and (B) if made in connection with an Intervening Event, provide reasonable details regarding such Intervening Event. The Company Board may not make an Adverse Recommendation Change in respect of a Superior Proposal if any such Superior Proposal resulted from a material breach by the Company of this Section 8.4. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any acquisition agreement pursuant to an Alternative Transaction Proposal unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 10.3(b).

(d) Notwithstanding the foregoing, in determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement committed to by Parent in response to a Company Notice of Recommendation Change or otherwise; provided, that the Company shall, and shall cause its outside legal counsel and financial advisor to, during the Recommendation Change Notice Period and prior to any Adverse Recommendation Change, negotiate with Parent in good faith (to the extent Parent also seeks to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the event of a Company Notice of Recommendation Change in respect of a Superior Proposal, this Agreement would result in a transaction that would be no less favorable to the stockholders of the Company than any Alternative Transaction Proposal that would be deemed to constitute a Superior Proposal in the absence of such adjustments or (ii) in the event of a Company Notice of Recommendation Change in connection with an Intervening Event, such Adverse Recommendation Change would no longer be necessary to comply with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, and, in each case as applicable, in the event Parent agrees to make such adjustments to the Agreement, no Adverse Recommendation Change shall be made.

(e) In addition to the forgoing obligations of the Company set forth in this Section 8.4, the Company shall, within 24 hours of the receipt thereof, advise Parent orally of any Alternative Transaction Proposal, the material terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal. The Company shall (i) keep Parent informed in all material respects and on a reasonably current basis (and in no event later than 24 hours from the occurrence or existence of any material event, fact or circumstance) of the status and details (including any material change to the terms thereof) of any Alternative Transaction Proposal, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of the Company Subsidiaries and any Person that describes any of the terms or conditions of any Alternative Transaction Proposal. The Company shall not, and shall cause Company Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and shall otherwise keep Parent reasonably informed of the status of any discussions or negotiations and of any modifications to such inquiries, proposals or offers.

(f) Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under Applicable Law or such disclosure is otherwise required under

Applicable Law; provided, that any such statement that would be an Adverse Recommendation Change shall be in accordance with Section 8.4(c) and Section 8.4(d).

Section 8.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary notifications to and filings and submissions with, any Governmental Entity pursuant to Applicable Law or any third party as set forth in Schedule 8.5; (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) avoid the entry of, or to effect the dissolution, lifting or rescinding of, any injunction, stay, restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (1) determining which filings or responses to requests for additional information or documentary material from a Governmental Entity are required to be made prior to the Effective Time with, and which registrations, consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (2) timely making all such filings and responses and timely seeking all such consents, approvals, Permits, notices or authorizations; provided, that the Company shall not make any such filing or response or seek any such consent, approval, Permit, notice or authorization without the prior consent of Parent, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. At the request of Parent and for the purpose of obtaining the HSR Antitrust Clearance, PRC Antitrust Clearance, or the CFIUS Approval, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any Company Subsidiary, provided that the effectiveness or consummation of such action is conditional on the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action (A) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (B)

that, in the judgement of Parent acting in good faith, individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to Parent, Merger Sub, any of their respective Affiliates or the Surviving Corporation, either before or after giving effect to the Merger (a “Burdensome Condition”).

(b) Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 8.5, it is agreed that Parent, after consulting with the Company and considering the Company’s views in good faith, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy and manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent shall give the Company the opportunity to participate in such discussions, negotiations or other proceedings to the extent not prohibited by Applicable Law. Parent shall have the unilateral right to determine whether or not the parties will litigate with any Governmental Entity to oppose any enforcement action or remove any court or regulatory Orders impeding the ability to consummate the Merger. Subject to Section 8.5(a), at Parent’s request and sole expense, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain or assist Parent or any of its Subsidiaries in obtaining any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity or any Person for or in connection with, and to reasonably assist Parent or any of its Subsidiaries in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall not permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters related to this Agreement or the transactions contemplated hereby unless, to the extent permitted by Applicable Law, the Company consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend such meeting; provided, however, that nothing in this Section 8.5(b) shall obligate the Company to take any action that is not either (i) conditioned on the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) at the expense of Parent.

(c) Without limiting the generality of the rest of this Section 8.5:

(i) Parent and/or Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder) as soon as reasonably practicable after the date of this Agreement, but in no event later than ten (10) Business Days from the date of this Agreement, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation, (ii) file an initial filing with the PRC Anti-Monopoly Bureau relating to this Agreement and the transactions contemplated hereby as required by the PRC Anti-Monopoly Law as soon as reasonably practicable after the date of this Agreement, (iii) (A) engage in the pre-notice consultation process with CFIUS and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement, and (B) as soon as reasonably practicable after CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iv) prepare and file all filings required to obtain the PRC Overseas Investment Approvals as promptly as practicable after the date of this Agreement, and (v) prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (the filings described in the foregoing clauses (i) through (v) collectively, “Regulatory Filings”). Any fees and expenses (other than the attorney’s, advisor’s and agent’s fees) payable under the Regulatory Filings relating to the transactions contemplated hereby shall be borne by Parent or the relevant Subsidiary of Parent.

(ii) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of Regulatory Filings and in connection with resolving any investigation or other inquiry of any Governmental Entity under any Applicable Laws or Orders with respect to any such filing, (ii) supply the other with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the relevant Governmental Entity and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the HSR Antitrust Clearance and PRC Antitrust Clearance as soon as practicable, to obtain the PRC Overseas Investment Approvals as soon as practicable (other than as waived by Parent), to obtain the CFIUS Approval as soon as practicable, and to avoid any impediment to the consummation of the Merger under any Applicable Laws or Orders, including, subject to Section 8.5(a), using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or Person may assert under any Applicable Laws or Orders with respect to the Merger.

(iii) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent permitted by Applicable Law, promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to a Regulatory Filing, then such party shall use its reasonable best efforts to make, or cause to be made, within a reasonable time and after consultation with the other party, an appropriate response to such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Governmental Entity, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity (other than any PRC Governmental Entity) relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material communications with any Governmental Entity regarding the Merger or any other transactions contemplated hereby, (iv) cooperate with each other (or counsel of each party, as appropriate) in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity (other than any PRC Governmental Entity) regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Entity relating to the Merger or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under Applicable Law or reasonably requested by the disclosing party.

(d) Notwithstanding anything to the contrary set forth in this Agreement, all obligations of Parent or Merger Sub to obtain the Financing shall be governed exclusively by Section 8.15 and not this Section 8.5.

Section 8.6 Public Announcements; Public Disclosures. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 8.7 Employee Matters.

(a) Until the twelve (12)-month anniversary of the Effective Time (the “Benefits Continuation Period”), and subject to the last sentence of this Section 8.7,

Parent shall provide, and shall cause the Surviving Corporation and its Subsidiaries to provide, for each employee of the Company or any Company Subsidiary who continues as an employee of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (each, a “Company Employee”), (i) a base salary or hourly wage rate and annual cash incentive opportunities (excluding equity, retention bonuses, change in control bonuses, and similar transaction-based incentives) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, and (ii) other compensation and employee benefits (excluding equity incentives) that are competitive in the aggregate for an employee at the level and seniority of such Company Employee. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Company (and the Surviving Corporation) from terminating the employment of any Company Employee for any lawful reason.

(b) For purposes of determining eligibility to participate and vesting under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, including with respect to vacation time, sick time and recognized holidays, but excluding benefit accrual for all other purposes, provided that no service credit will result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause (x) all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such New Plan to be waived for such employee and his or her covered dependents and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the New Plan begins to be taken into account under such New Plan for the purpose of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar expenses applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing in this Section 8.7 shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and assigns. Nothing herein shall (i) amend or be deemed to amend any Company Benefit Plan or (ii) limit in any way Parent’s ability to amend or terminate any Company Benefit Plan at any time.

Section 8.8 Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law without regard to whether indemnification may be available to such Indemnified Party from another Person, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 8.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (C) an employee or agent of the Company or any Company Subsidiary after the date of this Agreement, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. The Surviving Corporation shall cause its Constituent Documents and the Constituent Documents of its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 8.8, upon learning of any threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company, and after the Effective Time, the Surviving Corporation thereof in writing; provided, that the failure promptly to so notify in writing shall not affect the obligations of the Surviving Corporation except to the extent, if any, that it is not materially prejudiced by such failure or delay.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid, non-cancelable policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Parent and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred and fifty percent (250%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.19 of the Company Disclosure Letter). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to maintain such “tail” policy in full force and effect. If, for any reason, such “tail policy” cannot be maintained in full force and effect at any time during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage, retention and amounts that are equivalent to those of the D&O Insurance, and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance; provided, however, that in satisfying its obligations under this Section 8.8(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of the Maximum Annual Premium; provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Neither Parent nor the Surviving Corporation shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the D&O Insurance.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives.

Section 8.9 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness or liabilities, other than as specifically contemplated by this Agreement and the Term Loan Commitment Letter.

Section 8.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to this Agreement or the transactions contemplated herein including the Merger, the parties and their respective boards of directors or other governing bodies shall use reasonable best efforts to (a) take such actions as are necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.12 Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall use reasonable best efforts to take all such steps as may be required, including the adoption of a resolution consistent with the interpretive guidance of the SEC, so that the disposition or acquisition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.13 Notification of Certain Matters. Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the parties or the conditions to the performance by the parties hereunder; provided, further, that the failure to comply with this covenant shall not result in a non-satisfaction of Article VII.

Section 8.14 Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation relating to the transactions contemplated by this Agreement, including any stockholder litigation against the Company and/or its directors or any litigation by any lender to the Company (or any of the Company Subsidiaries) or any Person that makes an Alternative Transaction Proposal, and no such settlement shall be agreed to without Parent’s prior written consent in its sole discretion.

Section 8.15 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall, and shall cause its Subsidiaries to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Financing contemplated by the Commitment Letters on the terms set forth therein. Parent shall keep the Company reasonably informed of material developments in respect of Parent’s efforts to arrange the Financing. Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Commitment Letters to the extent such amendment, modification, supplement or waiver would (i) reduce the aggregate amount to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fees), (ii) amend, modify or supplement the conditions or contingencies to the Financing in a manner that would reasonably be expected to make it less likely the Financing will be funded or imposes new or additional conditions or expands any existing condition to the receipt of the Financing, or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letters. Notwithstanding the foregoing, (x) Parent or its Subsidiary that is a party to the Commitment Letters may amend the Commitment Letters to add investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date of this Agreement and, in connection therewith, amend the economic and other arrangements with respect to the existing and additional investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties and amendment of additional terms do not impact the aggregate amount of the Financing to be funded at the Closing or, individually or in the aggregate, would not be reasonably expected to delay or prevent the Closing or make it less likely the Financing will be funded, (y) neither this Section 8.15(a) nor any other provision herein shall be construed to require any of Parent or Merger Sub or any of their respective Affiliates to commence, threaten to commence or prosecute any claim, at law or in equity, against the other parties to the Commitment Letters or any other Person in order to consummate the Financing and (z) in the event that Parent or any of its Affiliates is required pursuant to this Section 8.15 to provide any information that is subject to attorney-client or similar privilege, Parent or such Affiliate may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters and such portion is necessary to fund the transactions contemplated by this Agreement, Parent shall promptly notify the Company and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources for such portion (x) on terms and conditions not materially less favorable to Parent or any of its Subsidiaries, as applicable, than the Commitment Letters and (y) in an amount sufficient to consummate the transactions contemplated hereby. If obtained, Parent shall promptly deliver to the Company true and complete copies of a new financing commitment letter pursuant to which any such alternative source shall have committed to provide Parent or any of its Subsidiaries with any portion of the Financing. References in this Agreement to (i) “Financing” shall include the mezzanine financing and term loan financing contemplated by the Commitment Letters as amended, modified or replaced, (ii) “Commitment Letters” shall include such documents as amended, modified or replaced and (iii) “Financing Sources” shall include the providers of the Mezzanine Financing and Term Loan Financing under such documents as amended, modified or replaced (in the case of each of clauses (i), (ii) and (iii), including replacement with alternative financing and alternative financing commitments pursuant to this Section 8.15 from and after such amendment, modification or replacement); provided, that fee letters or side letters which do not contain “flex” or other provisions which affect the terms or conditions of the Financing shall not be required to be provided.

(c) The Company shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to provide, such necessary cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including (i) providing to the Financing Sources such financial and other information in the Company’s possession with respect to the Merger as may reasonably be required to consummate the Financing, designating a member of the Company’s senior management to be available to assist the Financing Sources and otherwise reasonably cooperating in connection with the consummation of the Financing, including participating in a reasonable number of calls, meetings, presentations, due diligence sessions and sessions with prospective Financing Sources (including direct contact between such designee and the Company Subsidiaries, on the one hand, and the Financing Sources, potential lenders for the Financing, on the other hand), in each case in connection with the Financing, (ii) as promptly as reasonably practicable, furnishing Parent and its or its Subsidiaries’ Financing Sources and their respective Representatives with the Required Information and such other pertinent and customary financial and other information as Parent shall reasonably request in order to syndicate and consummate the Financing, (iii) assisting with the preparation of bank information memoranda, business projections, lender presentations and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or the Company Subsidiaries or their respective securities (which shall only be provided to prospective lenders pursuant to a customary confidentiality agreement), including using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information to the extent reasonably requested by the Financing Sources to be included in any marketing materials (provided that Parent will be solely responsible for the provision of any such post-Closing pro forma financial information, including cost savings, synergies capitalization, ownership, estimates, forecasts, projections and other forward-looking financial information), (iv) assisting in the preparation of and executing and delivering one or more credit agreements, indentures, purchase agreements, pledge and security documents, mortgages, guarantees and other definitive financing documents or other certificates or documents as may reasonably be requested by Parent so long as such documents do not become effective against the Company and its Subsidiaries prior to the Closing; provided, that notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall (1) be required to pay any commitment or other similar fee prior to the Effective Time, (2) have any liability or obligation under any loan agreement, bank information memoranda or any related document or any other agreement or document related to the Financing prior to the Effective Time or (3) be required to incur any other liability in connection with the Financing prior to the Effective Time; (v) obtaining a certificate of the Chief Financial Officer of the Company with respect to solvency matters, customary authorization letters to the Financing Sources and consents of accountants for use of their reports in any materials relating to the Financing, (vi) taking all reasonable actions necessary to (y) assist the prospective lenders involved in the Financing and the Financing Sources to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and (z) establish bank and other accounts and blocked account agreements to the extent necessary in connection with the Financing, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Financing, (viii) providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing Date, (ix) issuing customary representation letters to auditors and using reasonable best efforts to obtain, to the extent necessary, (I) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, (II) consents, waivers, appraisals and title insurance as may be reasonably required by any Financing Source, and (III) customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Company and its Subsidiaries, and insurance certificates, in each case as reasonably requested by any Financing Source, and (x) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used in a manner that is not reasonably likely to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(d) The Company and the Company Subsidiaries shall use their reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”.

(e) Notwithstanding the requirements of this Section 8.15, nothing herein will require (i) cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any Company Subsidiary, (ii) cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by Parent, (iii) delivery of any financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or has ended less than forty-five (45) calendar days prior to the date of such request (or in the case of annual financials, ninety (90) calendar days) or delivery of projections, (iv) delivery of any legal opinions or any certificate as to solvency, or (v) the taking of any action that would conflict with or violate (A) the Company’s certificate of incorporation or the By-Laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment to which the Company or any of its Subsidiaries is a party, in each case that are not contingent upon the Effective Time or (B) any applicable Laws.

(f) If the Closing does not occur for any reason other than the failure to satisfy any condition in Section 9.1(c) or Section 9.3, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company or any of the Company Subsidiaries in connection with such cooperation provided by the Company or any of the Company Subsidiaries or their respective Representatives pursuant to the terms of this Section 8.15(f), or in connection with compliance with its obligations under this Section 8.15(f). Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith, including any breach of any confidentiality obligation by Parent or its Representatives or prospective lenders (other than losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to the Company and the Company Subsidiaries provided by the Company in writing specifically for use in connection with the syndication of the Financing and (B) any material breach by the Company or any of the Company Subsidiaries of its obligations under this Section 8.15).

(g) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.15 shall require, and in no event shall the reasonable best efforts of Parent or its Subsidiaries be deemed or construed to require, Parent or any of its Subsidiaries to (i) pay any fees in excess of those contemplated in the Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise), (ii) amend or waive any of the terms or conditions hereof, or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 2.2.

Section 8.16 PRC Tax Report. As promptly as practicable, but in any event not later than the thirtieth (30th) calendar day after the date of this Agreement, the Company and Parent shall jointly file with the competent PRC Taxing Authority a Tax report in accordance with Bulletin 7 and other PRC Tax Applicable Laws (the “Bulletin 7 Report”), together with other information and materials requested by the PRC Taxing Authority. The Company shall use its reasonable best efforts to seek a determination of the PRC Taxing Authority that the transactions contemplated by this Agreement shall not be deemed as a direct transfer of PRC assets taxable under Bulletin 7 and other related PRC Tax Applicable Law. The Company, after consulting with Parent and considering Parent’s views in good faith, shall take the lead in preparing the Bulletin 7 Report, in responding to any request from the PRC Taxing Authority relating to the Bulletin 7 Report and in relation to all other communications, discussions, negotiations and other proceedings with the PRC Taxing Authority relating to the Bulletin 7 Report; provided, that the Company shall (i) provide Parent with the opportunity to participate in such discussions, negotiations or other proceedings with the PRC Taxing Authority; (ii) keep Parent reasonably apprised with respect to any material communications with the PRC Taxing Authority, (iii) provide Parent with a reasonable advance opportunity to review and comment upon all material written communications (including analyses, presentations, arguments and opinions) with the PRC Taxing Authority, and (iv) provide Parent with copies of all material written communications to or from the PRC Taxing Authority (including the written confirmation by the Taxing Authority of the receipt of the Bulletin 7 Report), in each case, to the extent not prohibited by Applicable Law. In the event that the Company and Parent fail to, or would be reasonably expected to fail to, timely file the Bulletin 7 Report in accordance with this Section 8.16, notwithstanding anything to the contrary in the Confidentiality Agreement, Parent shall have the right to unilaterally file a Tax report with the PRC Taxing Authority in accordance with Bulletin 7 and other PRC Tax Applicable Law and to provide such information or materials requested by the PRC Taxing Authority.

Section 8.17 Escrow for Parent Termination Fee. As of the date of this Agreement, Parent has caused to be deposited $20,000,000 (the “Initial Escrow Deposit”) with Citibank N.A., New York, as escrow agent (“Escrow Agent”), as collateral and security for the payment of the Parent Termination Fee, which amount shall be held in a segregated account (the “Escrow Account”) by Escrow Agent in accordance with the terms and conditions of the escrow agreement entered into prior to the execution of this Agreement. Within twenty-one (21) calendar days of the date of this Agreement, Parent shall deposit, or cause to be deposited, an additional $7,450,000 (the “Supplemental Escrow Deposit” and, together with the Initial Escrow Deposit, the “Escrow Funds”) with Escrow Agent. The Escrow Funds shall be held in the Escrow Account until the earlier of (a) the Closing Date, at which time the Escrow Funds will be released to the Paying Agent as part of the aggregate Merger Consideration deposited by Parent or its Affiliates, and (b) the date on which this Agreement is terminated pursuant to Section 10.1, at which time, the Escrow Funds will be released (i) to the Company, in accordance with Section 10.3(c), as applicable, or (ii) to Parent or its Affiliates if not otherwise released to the Company in accordance with the foregoing clause (i).

Section 8.18 Third Party Consents. The Company shall use its commercially reasonable efforts to obtain, and provide copies to Parent of, written consents to the Merger and the other transactions contemplated by this Agreement from each of the counterparties to the Company Contracts listed on Schedule 8.18, which consents shall acknowledge and agree that the applicable Company Contracts will continue after the Closing unaffected by the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 8.19 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Company of the Common Shares from NASDAQ and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.20 Parent Shareholder Meeting. As promptly as reasonably practicable following the date of this Agreement, Parent shall (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholders Meeting”) and (b) include in the disclosure materials for the Parent Shareholders Meeting (the “Parent Circular”) any customary statement of the board of directors of Parent to the shareholders of Parent vote in connection with the approval of this Agreement, the Merger and each other transaction contemplated under this Agreement. Parent shall promptly notify the Company of the receipt of any written comments from the China Securities Regulatory Commission or any other Governmental Entity on the Parent Circular, and all other written correspondence with any Governmental Entity relating to the Parent Circular. All filings by Parent with any Governmental Entity in connection with the transactions contemplated hereby shall, to the extent relating to the Company, be subject to the reasonable prior review and comment of the Company, and Parent shall consider in good faith all reasonable comments proposed by the Company. Parent shall use its reasonable best efforts to effectuate the transactions contemplated by each voting agreement undertaking or similar obligation of any shareholder to vote any securities of Parent in favor of any resolutions proposed to approve this Agreement, the consummation of the Merger and the other transactions contemplated hereby (any such agreement, a “Support Agreement”). Parent shall not amend or waive any provision of any Support Agreement and shall use its reasonable best efforts to exercise its rights under the Support Agreement in accordance with its terms.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent and the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) (i) The HSR Antitrust Clearance and the PRC Antitrust Clearance shall have been obtained, (ii) Parent shall have obtained the PRC Overseas Investment Approvals, other than such PRC Overseas Investment Approvals as Parent, in its sole discretion, shall have determined to waive, and (iii) CFIUS Approval shall have been obtained;

(b) (i) No Order issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an “Injunction”) shall be in effect; provided, however, that the parties hereto shall use reasonable best efforts to cause any Injunction to be lifted or rescinded, and (ii) no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or otherwise prevents or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(c) The Company Stockholder Approval shall have been duly obtained;

(d) The Parent Shareholder Approval shall have been duly obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had a Company Material Adverse Effect; provided, however, that notwithstanding anything to the contrary set forth above in this Section 9.3(a), as of the date of this Agreement and as of Closing, as though made on and as of the Closing (or, in the case of those representations and warranties that are made as of a specific date, as of such date), (x) the representations and warranties of the Company set forth in Section 5.1 (Corporate Status) and the first and last sentences of Section 5.4 (Authority for Agreements) shall be true and correct in all material respects, (y) the representations and warranties of the Company set forth in Section 5.3 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracy (it being agreed that any inaccuracy that would not reasonably be expected to result in additional cost, expense or liability to Parent of more than $750,000 shall be deemed to be a de minimis inaccuracy), and (z) the representations and warranties of the Company set forth in Section 5.9 (Absence of Certain Changes), Section 5.21 (Anti-Takeover Laws), Section 5.22 (Company Stockholder Approval), Section 5.23 (Opinion of Financial Advisor), and Section 5.25 (Brokers) shall be true and correct in all respects;

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c) Since the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company Stockholders Agreement shall have been duly terminated;

(e) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a) through Section 9.3(c); and

(f) The Company shall have delivered to Parent a certification from the Company on behalf of its stockholders, dated no more than thirty (30) calendar days prior to the Closing Date and signed by a responsible officer of the Company, reasonably acceptable to Parent, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code; and

(g) There shall not be any action taken, regulatory or governmental approval granted or issued or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement that imposes any Burdensome Condition.

Section 9.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have been consummated by 5:00 p.m. New York City time on or before the date that is six (6) months (the “Initial Termination Date”) after the date of this Agreement; provided that if, on such date, (i) all of the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 9.1(a) or Section 9.1(b) (other than in the event of existence of a final and non-appealable Injunction), (ii) Parent or its Affiliates has paid or immediately deposits the Extension Deposit with Escrow Agent and (iii) Parent is not in material breach of its obligations under Section 8.5, then Parent may, in its sole discretion extend, by written notice to the Company, the Initial Termination Date once only to 5:00 p.m. New York City time on or before the date that is three (3) months after the Initial Termination Date (the Initial Termination Date, as extended pursuant to this Section 10.1(b), the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(c) by Parent, if the Company Board shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company, or shall have effected an Adverse Recommendation Change;

(d) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained prior to the Termination Date;

(e) by the Company, if prior to the Closing there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured prior to the Termination Date or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Termination Date or (B) the date that is thirty (30) calendar days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b);

(f) by Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (i) give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured prior to the Termination Date or, if curable, is not cured by the Company on or before the earlier of (A) the Termination Date or (B) the date that is thirty (30) calendar days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b); or

(g) by Parent, in the event the Company shall have materially breached the terms of Section 8.4;

(h) by the Company, at any time prior to receiving the Company Stockholder Approval, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board and/or any authorized committee thereof shall have determined in good faith (after advice from outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; (iii) concurrently with or immediately following the termination of this Agreement, the Company enters into the definitive agreement relating to such Superior Proposal and pays Parent (or an Affiliate designated by Parent) the Company Termination Fee payable to

Parent (or an Affiliate designated by Parent) pursuant to Section 10.3(b); and (iv) the Company has otherwise complied in all material respects with the provisions of Section 8.4 in connection with such Superior Proposal; or

(i) by Parent or the Company, if any Injunction is in effect and has become final and non-appealable or if any Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or otherwise prevents or makes illegal the consummation of the Merger;

(j) by Parent or the Company, if, following a vote of the shareholders of UEL at a meeting duly convened for the purpose of obtaining the UEL Shareholder Approval, the UEL Shareholder Approval is not obtained; or

(k) by the Company, at any time after twenty-one (21) calendar days following the date of this Agreement, upon written notice to Parent if the Supplemental Escrow Deposit has not deposited into the Escrow Account within twenty-one (21) calendar days following the date of this Agreement; provided that if the Supplemental Escrow Deposit is deposited into the Escrow Account at any time thereafter but prior to the delivery of any such termination notice by the Company, the Company shall no longer have the right to terminate this Agreement pursuant to this paragraph (k).

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and the Company pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

Section 10.3 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of the last sentence of Section 8.1, Section 8.15(f), this Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that any liability for such termination shall be governed by this Section 10.3, subject to the limitations set forth in Section 10.3(d) and Section 10.3(e); provided, further, that, subject to Section 10.3(d) and Section 10.3(e), nothing herein shall relieve any party hereto from any liabilities or damages arising out of its material Willful Breach of any provision of this Agreement.

(b) The Company shall pay to Parent (or an Affiliate designated by Parent) an amount equal to $18,300,000 (the “Company Termination Fee”), in the event that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and either:

(i) (A) prior to the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or otherwise communicated or made known to the Company’s senior management or the

Company Board, (B) this Agreement is terminated pursuant to Section 10.1(f) or Section 10.1(g) at a time when such Alternative Transaction Proposal is still pending and has not been publicly withdrawn, and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate such Alternative Transaction Proposal or such Alternative Transaction Proposal is consummated; provided, however, that for purposes of this Section 10.3(b)(i) only, each reference to “20%” in the definition of Alternative Transaction Proposal shall be deemed to be a reference to “50%”;

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(c);

(iii) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(d) or Section 10.1(j); or

(iv) this Agreement is terminated by Company pursuant to Section 10.1(h).

Any Company Termination Fee and other amounts due under this Section 10.3(b), as applicable, shall be paid by the Company by wire transfer of immediately available funds to an account or accounts designated by Parent, (x) in the case of clauses (i), (ii) or (iii) above, within two (2) Business Days after demand by Parent and (y) in the case of clause (iv) above, as a condition to the effectiveness of the termination pursuant to Section 10.1(h). In no event shall the Company be obligated to pay more than one Company Termination Fee.

The Company acknowledges and agrees that the agreements contained in this Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, that, without these agreements, Parent would not enter into this Agreement, and that, any amount payable pursuant to this Section 10.3(b) does not constitute a penalty, but shall be deemed liquidated damages for any and all damages suffered or incurred by Parent or Merger Sub. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 10.3(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding.

(c) Parent shall pay, or shall cause to be paid, to the Company the Parent Termination Fee, in the event that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and either:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b) and at the time of such termination (x) all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that, by their nature, are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied) shall have been satisfied or waived and (y) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing and

(z) Closing has not been consummated because Parent and Merger Sub failed to consummate the Merger in breach of their obligations under this Agreement; or

(ii) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b) and at the time of such termination the only conditions set forth in Section 9.1 and Section 9.3 that are not satisfied are those conditions that have not been satisfied as a result of (w) the failure to obtain the PRC Antitrust Clearance, the PRC Overseas Investment Approvals (unless otherwise waived by Parent pursuant to Section 9.1(a)) or the CFIUS Approval, provided, that, such failure is not directly or indirectly caused by the Company’s failure to satisfy the conditions to which the PRC Antitrust Clearance or the CFIUS Approval is subject, (x) the refusal by Parent, Merger Sub or any of their Affiliates to satisfy a Burdensome Condition, (y) the existence of an Injunction relating to the PRC Antitrust Clearance, any PRC Overseas Investment Approvals or the CFIUS Approval or (z) the failure to obtain the Parent Shareholder Approval; or

(iii) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(i) as a result of the existence of a final, non-appealable Injunction relating to the PRC Antitrust Clearance, any of the PRC Overseas Investment Approvals or the CFIUS Approval.

Any Parent Termination Fee due under this Section 10.3(c) shall be paid, or shall be caused to be paid, by Parent by wire transfer of immediately available funds to an account or accounts designated by the Company within two (2) Business Days after demand by the Company. In no event shall Parent be obligated to pay more than one Parent Termination Fee.

Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 10.3(c) are an integral part of the transactions contemplated by this Agreement, that, without these agreements, the Company would not enter into this Agreement, and that, any amount payable pursuant to this Section 10.3(c) does not constitute a penalty, but shall be deemed liquidated damages for any and all damages suffered or incurred by the Company. Accordingly, if Parent fails promptly to pay, or to cause to be paid, the amount due pursuant to this Section 10.3(c), and, in order to obtain such payment, the Company commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, Parent shall pay, or shall cause to be paid, to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding.

(d) Except in the event of a material Willful Breach by the Company, in any circumstance in which Parent receives payment of the Company Termination Fee and any other amounts pursuant to Section 10.3(b), the receipt of the Company Termination Fee and such other amounts pursuant to Section 10.3(b) in such circumstance shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against the Company or any Company Subsidiary and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers,

Affiliates, employees, agents, other Representatives or assignees (such Persons collectively the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof, the matter forming the basis for such termination, or the transactions contemplated hereby. Upon receipt of such amounts in accordance with this Section 10.3, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.11, (A) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract executed in connection herewith or the transactions contemplated hereby or thereby, (B) neither Parent nor Merger Sub shall be entitled to bring or maintain any claim against the Company or any Company Related Party arising out of or in connection with this Agreement, any contract executed in connection herewith, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Parent shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any contract executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent or Merger Sub against the Company, any Company Subsidiary or any Company Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, under no circumstances shall Parent or Merger Sub be (x) entitled to collect the Company Termination Fee on more than one occasion or (y) permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.11 and the Company Termination Fee. Notwithstanding anything to the contrary in this Section 10.3(d), nothing shall relieve the Company of liability for any material Willful Breach.

(e) Without limiting the provisions set forth in Section 11.12, except in the event of a material Willful Breach by Parent or Merger Sub, in any circumstance in which the Company receives payment of (i) the Parent Termination Fee, (ii) other amounts payable pursuant to Section 10.3(c) and (iii) any reimbursement obligations under Section 8.15 from Parent or any Affiliate of Parent, the receipt of such amounts pursuant to Section 10.3(c) in such circumstance shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against (I) Parent, (II) Merger Sub (III) the Financing Sources and (IV) their respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, other Representatives or assignees (such Persons referenced in clauses (I) through (IV), collectively the “Acquirer Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, any contract executed in connection herewith, including the Commitment Letters, the negotiation, execution or performance hereof, the matter forming the basis for such termination, or the transactions contemplated hereby. Upon receipt of such amounts in accordance with Section 8.15 and this Section 10.3, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.11, (A) no Acquirer Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract executed in connection herewith, including the Commitment Letters, or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any claim against Parent, Merger Sub or any other Acquirer Related Party arising out of or in connection with this Agreement, any contract executed in connection herewith, including the Commitment Letters, or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any contract executed in connection herewith, including the Commitment Letters, or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Parent, Merger Sub or any other Acquirer Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, under no circumstances shall the Company be (x) entitled to collect the Parent Termination Fee on more than one occasion and (y) permitted or entitled to receive both (1) a grant of specific performance or other equitable relief, in each case, with respect to the obligation to close contemplated by Section 11.11 and (2) any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything to the contrary in this Section 10.3(e), nothing shall relieve Parent of liability for any material Willful Breach.

(f) In no event shall the Company or any Company Related Party seek to enforce (i) this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees or Representatives or (ii) the commitments against, make any claims for breach of the commitments contained in the Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Financing or the obligations of the Financing Sources thereunder. The Company and the Company Related Parties hereby waive any and all claims and causes of action (whether in contract or in tort, in law or in equity) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, the Commitment Letters or the Financing.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a.pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub, to:

8 Shiheshan Road

Dongshan Industrial Park

Suzhou, Jiangsu Province, PRC

Facsimile: +86-512-6630-7223

E-mail: yyg@sz-dsbj.com

Attention: Yonggang Yuan

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

United States

Facsimile: 212-354-8113

E-mail: cgong@whitecase.com

Attention: Chang-Do Gong, Esq.

with a copy (which shall not constitute notice) to:

White & Case

9th Floor, 28 Queen’s Road Central

Central, Hong Kong

Facsimile: +852-2845-9070

E-mail: peggy.wang@whitecase.com

Attention: Peggy Wang, Esq.

(b) If to the Company, to:

8659 Research Drive

Irvine, CA 92618

United States

Facsimile: +1-714.203.6965

E-mail: cbesnard@mflex.com

Attention: Christine Besnard, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona 85016-4232

United States

Facsimile: +1-480-606-5524

E-mail: steven.pidgeon@dlapiper.com

Attention: Steven D. Pidgeon

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2214

United States

Facsimile: +1-650-687-9288

E-mail: brian.wheeler@dlapiper.com

Attention: Brian C. Wheeler

Section 11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Surviving Corporation may assign its rights to a wholly-owned Subsidiary of the Surviving Corporation, as the case may be, without the prior written consent of the other parties; provided, further, that no such assignment shall relieve the Surviving Corporation of any of its obligations hereunder.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE FINANCING) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

(d) Notwithstanding anything to the contrary herein, each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source arising out of or relating to the transactions contemplated hereby or by any Commitment Letter, including the related financing shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, and any appellate court thereof, (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such dispute, claim or controversy of any kind or description in any other court, (iii) that a final judgment in any such dispute, claim or controversy of any kind or description shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (iv) that any such dispute, claim or controversy of any kind or description shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.6 Expenses. Except as expressly set forth herein (including Section 8.5, Section 8.15(c) and Section 10.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, provided, however, that the provisions of this Section 11.7 and Section 10.3(e), Section 10.3(f), Section 11.5(a), Section 11.5(c), Section 11.5(d), Section 11.10(b), Section 11.11(c) and Section 11.12 and (including any related definitions used in those sections and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of those sections) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any material respect to the Company Related Parties without the prior written consent of the Financing Sources.

Section 11.8 Waiver. Subject to the Financing Sources’ consent rights in Section 11.7, at any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a.pdf attachment or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; Parties in Interest.

(a) If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. The parties intend that the remedies and limitations hereon contained in this Agreement be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligation hereunder or under the Commitment Letter.

(b) Except (i) as provided in Section 8.8, (ii) for the provisions of Article IV and (iii) for the provisions of the last sentence of Section 8.15(c) which shall be for the benefit of the Company, its Subsidiaries and their respective Representatives, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that (y) the Financing Sources are made third party beneficiaries to Section 10.3(e), Section 10.3(f), this Section 11.10(b), Section 11.5(a), Section 11.5(c), Section 11.5(d), Section 11.11(c) and Section 11.12, and (z) the Non-Recourse Parties are made third party beneficiaries to this Section 11.10(b), Section 11.5 and Section 11.12.

Section 11.11 Enforcement of Agreement.

(a) Except as provided in Section 10.3(b), Section 10.3(c), Section 10.3(d) Section 10.3(e) and Section 10.3(f) and subject to Section 11.5, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(c) The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary, the Company shall be entitled to seek or obtain any injunction, specific performance or any other equitable relief requiring Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions in this Agreement, if and only if: (i) all conditions in Section 9.1 and Section 9.3 have been satisfied or waived as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date)), (ii) Parent and Merger Sub fail to complete the Merger by the date the Closing would otherwise be required to have occurred, (iii) the Financing has been funded or would be funded to HK Borrower and Merger Sub at the Closing (or, if the Financing has been funded into escrow, such funds have been or will be released from escrow at the Closing) if the Closing were to occur and (iv) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing upon the funding of the Financing. The election of the Company to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from subsequently seeking to terminate this Agreement and seeking to collect the Parent Termination Fee pursuant to Section 10.3(c); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to this Section 11.11 and the payment of the Parent Termination Fee.

Section 11.12 Non-Recourse. All claims, obligations, liabilities or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor, Financing Source or lender to any of the foregoing (“Non-Recourse Party”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

Section 11.13 Representations and Warranties. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with the terms of this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

SUZHOU DONGSHAN PRECISION MANUFACTURING CO., LTD.

By:
Name: Yonggang Yuan Title: Board Chairman

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

DRAGON ELECTRONIX MERGER SUB INC.

By:
Name: Xu Wang Title: Treasurer and Secretary

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

MULTI-FINELINE ELECTRONIX, INC.

By:
Name: Title:

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER